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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-25526


                              C*ATS Software Inc.
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             (Exact name of registrant as specified in its charter)



      1870 Embarcadero Road, Palo Alto, California 94303, (650) 321-3000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, $0.001 par value per share
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            (Title of each class of securities covered by this Form)


                                      None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a)( or 15(d) remains)


    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)      [X]    Rule 12h-3(b)(1)(ii     [ ]

              Rule 12g-4(a)(1)(ii)     [ ]    Rule 12h-3(b)(2)(i)     [ ]

              Rule 12g-4(a)(2)(i)      [ ]    Rule 12h-3(b)(2)(ii)    [ ]

              Rule 12g-4(a)(2)(ii)     [ ]    Rule 15d-6              [ ]

              Rule 12h-3(b)(1)(i)      [X]


    Approximate number of holders of record as of the certificate or notice date:
                                       1
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    Pursuant to the requirements of this Securities Exchange Act of 1934 C*ATS
Software Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    January 26, 1999                    By: /s/ David Gilbert
      ---------------------------            ---------------------------------
                                             Name: David Gilbert
                                             Title: President